Exhibit 99.1

GOLUB CAPITAL BDC, INC. RECEIVES APPROVAL FOR ITS SUBSIDIARY’S SBIC LICENSE

CHICAGO, IL, August 26, 2010 – Golub Capital BDC, Inc. (the “Company”) (NASDAQ: GBDC), a business development company, today announced that its wholly owned subsidiary, GC SBIC IV, L.P., has received approval for a license from the United States Small Business Administration (“SBA”) to operate as a Small Business Investment Company (“SBIC”).  As an SBIC, GC SBIC IV, L.P. will be subject to a variety of regulations and oversight by the SBA concerning, among other things, the size and nature of the companies in which it may invest as well as the structure of those investments.

The license will allow GC SBIC IV, L.P. to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a capital commitment by the SBA and customary procedures. Debentures are loans issued by an SBIC which have interest payable semi-annually and a ten-year maturity. The interest rate is fixed at the time of issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities.

“We are very pleased to have received approval for the SBIC license within four months of our IPO,” said Golub Capital BDC, Inc. CEO David Golub. “This should provide us with an attractive long-term source of leverage for funding future investments as we continue to grow our business.”

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc., (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2009, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” and “Mezzanine Financing Agent of the Year” by M&A Advisor.  As of June 30, 2010, Golub Capital managed over $4.0 billion of capital, with a team of 46 investment professionals in New York, Chicago and Atlanta.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Sean Coleman
Phone:	212-660-7265
Email:	scoleman@golubcapital.com